Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Employee Stock Plan, 1998 Employee Stock Plan, 2003 Employee Stock Plan, and Amended and Restated 2003 Employee Stock Plan of Nabors Industries Ltd. of our report dated March 27, 2009, with respect to the consolidated financial statements of NFR Energy LLC included in Nabors Industries Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
May 6, 2010